UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported): July 26, 2005 (July 25, 2005)

                                DST SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

                                    Delaware
                 (State or other jurisdiction of incorporation)

                    1-14036                    43-1581814
          (Commission File Number) (I.R.S. Employer Identification No.)

               333 West 11th Street, Kansas City, Missouri 64105
              (Address of principal executive offices) (Zip Code)

                                 (816) 435-1000
               Registrant's telephone number, including area code

                                 Not Applicable
         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02  Results of Operations and Financial Condition

         See attached as Exhibit 99.1 to this Form 8-K a News Release dated July 25, 2005 ("Earnings Press Release") concerning the announcement of financial results for the quarter ended June 30, 2005.

         The information in this Item 2.02, and Exhibit 99.1 to this Current Report on Form 8-K, shall not be deemed "filed" for the purposes of or otherwise subject to the liabilities under Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Unless expressly incorporated into a filing of DST under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act made after the date hereof, the information contained in this Item 2.02 and Exhibit 99.1 hereto shall not be incorporated by reference into any filing of DST, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

ITEM 9.01  Financial Statements and Exhibits

(c). Exhibits.

Exhibit
Number            Description

99.1              News Release dated July 25, 2005

                                   Signatures

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 26th day of July, 2005.

                        DST SYSTEMS, INC.

                        By:  /s/ Randall D. Young
                        Name:    Randall D. Young
                        Title:   Vice President, General Counsel and Secretary

                                                                Exhibit 99.1

DST SYSTEMS, INC. ANNOUNCES SECOND QUARTER 2005 FINANCIAL RESULTS

KANSAS CITY, MO. (July 25, 2005) - Consolidated net income for DST Systems, Inc.
NYSE: DST) for the second quarter 2005 was $170.3 million ($2.11 per diluted share) compared to second quarter 2004 net income of $51.8 million ($0.60 per diluted share). During the second quarter of 2005, DST completed the sale of EquiServe to Computershare Ltd. (AUS: CPU) and the exchange transaction with Computer Sciences Corporation (NYSE: CSC) ("HSI Exchange") in which DST exchanged its shares of CSC for CSC Health Plan Solutions, Inc., now known as DST Health Solutions, Inc. ("HSI"). In addition to the gains recognized, costs were incurred during the quarter directly related to these transactions and the sale of DST's Customer Management business to Amdocs Ltd. (NYSE: DOX) which closed on July 1, 2005. The gain on the sale of the Customer Management business will be recorded in the third quarter of 2005.

The following table summarizes the net income effect of the above mentioned items:

                                              Net Income/(Loss)    Diluted
                                                (in millions)        EPS
                                            ------------------------------------
                                              2005      2004     2005      2004
                                            -------    ------  -------   -------

  Gain on sale of EquiServe                 $  89.8    $       $  1.11   $
  Fairway impairment                          (19.8)             (0.24)
  BFDS deferred gain on EquiServe               7.0               0.09
  Gains on sale of fixed assets                 1.9               0.02
  Net gains on securities, principally CSC     43.7      2.4      0.54      0.03
  Costs directly related to transactions       (4.5)             (0.06)
                                            -------    ------  -------   -------
                                            $ 118.1    $ 2.4   $  1.46   $  0.03
                                            =======    ======  =======   =======

The management of DST analyzes historical results adjusted for certain items that are not necessarily ongoing in nature, that do not have a high level of predictability associated with them or are non-operational in nature. Generally, these items include net gains (losses) on dispositions of business units, net gains (losses) associated with securities, restructuring costs and other similar items. Management believes the exclusion of these items provides a better basis for evaluating underlying business unit performance.

Excluding the above mentioned items recorded in both the second quarters of 2005 and 2004, DST's consolidated net income for the quarter ended June 30, 2005 was $52.2 million ($0.65 per diluted share) compared to second quarter 2004 net income of $49.4 million ($0.57 per diluted share), a 5.7% increase in net income and a 14.0% increase in diluted earnings per share. Management estimates that second quarter 2005 results included $9.0 million of net income ($0.11 per diluted share) from the EquiServe and Customer Management segment businesses sold.

Year to date, DST's consolidated net income was $219.5 million ($2.71 per diluted share) in 2005 compared to $103.4 million ($1.19 per diluted share) in 2004. Year to date results for 2005 and 2004 include the following items:

                                              Net Income/(Loss)       Diluted
                                                (in millions)           EPS
                                            ------------------------------------
                                              2005      2004     2005      2004
                                            -------    ------  -------   -------

  Gain on sale of EquiServe                 $  89.8    $       $ 1.11   $
  Fairway impairment                          (19.8)             0.24)
  BFDS deferred gain on EquiServe               7.1              0.09
  Gains on sale of fixed assets                 2.0              0.02
  Net gains on securities, principally CSC     44.5      3.7     0.55      0.04
  Costs directly related to transactions       (4.6)            (0.06)
  Facility and other consolidation costs                (0.4)             (0.01)
                                            -------    ------  -------   -------

                                            $ 119.0    $ 3.3   $ 1.47   $  0.03
                                            =======    ======  =======   =======

Excluding the above mentioned items recorded in both 2005 and 2004, DST's consolidated net income for the six months ended June 30, 2005 was $100.5 million ($1.24 per diluted share) compared to 2004 net income of $100.1 million ($1.16 per diluted share), a 0.4% increase in net income and a 6.9% increase in diluted earnings per share. Management estimates that the year to date 2005 results included $15.0 million of net income ($0.18 per diluted share) from the EquiServe and Customer Management segment businesses sold.

Financial Overview

Revenues
The following table summarizes the Company's revenues by segment (in millions):

                                Quarter ended             Six months ended
                                  June 30,                     June 30,
                            --------------------       ----------------------
                               2005       2004           2005         2004
                            --------    --------       --------      --------
  Revenues
    Financial Services
      Operating             $ 312.9     $ 280.0        $  592.6      $  551.6
      OOP reimbursements       55.5        39.0            98.7          76.8
                            --------    --------       --------      --------
                            $ 368.4     $ 319.0        $  691.3       $ 628.4
                            ========    ========       ========      ========

     Output Solutions
      Operating             $ 119.2     $ 110.6        $  247.6       $ 231.5
      OOP reimbursements      151.8       138.5           304.1         284.9
                            --------    --------       --------      --------
                            $ 271.0     $ 249.1        $  551.7       $ 516.4
                            ========    ========       ========      ========

     Customer Management
      Operating             $  50.3     $  46.6        $   96.6       $  96.6
      OOP reimbursements       13.2        13.5            26.4          27.5
                            --------    --------       --------      --------
                            $  63.5     $  60.1        $  123.0      $  124.1
                            ========    ========       ========      ========

     Investments and Other
      Operating             $  17.6     $  16.3        $   35.6      $   31.7
      OOP reimbursements        0.1        0.1              0.2           0.2
                            --------    --------       --------      --------
                            $  17.7     $  16.4        $   35.8      $   31.9
                            ========    ========       ========      ========

     Eliminations
      Operating             $ (30.8)    $ (28.0)       $  (66.1)     $  (55.9)
      OOP reimbursements      (19.5)      (23.3)          (37.1)        (42.1)
                            --------    --------       --------      --------
                            $ (50.3)    $ (51.3)       $ (103.2)     $  (98.0)
                            ========    ========       ========      ========

     Total Revenues
      Operating             $ 469.2     $ 425.5        $  906.3      $  855.5
      OOP reimbursements      201.1       167.8           392.3         347.3
                            --------    --------       --------      --------
                            $ 670.3     $ 593.3        $1,298.6      $1,202.8
                            ========    ========       ========      ========

Consolidated operating revenues for the quarter increased $43.7 million or 10.3% over the prior year quarter. Financial Services operating revenues increased 11.8%, principally from the inclusion of HSI revenues from May 1, 2005, higher consumer risk transfer program revenues and increased U.S. mutual fund servicing revenues, partially offset by lower international revenues and partial EquiServe revenues as a result of the sale of EquiServe. Output Solutions operating revenues increased 7.8% from higher telecommunications, video service and mutual fund industry revenues. Customer Management operating revenues increased 7.9% from higher processing and software service revenues. Consolidated Out-of-Pocket ("OOP") reimbursements increased $33.3 million or 19.8% from the prior year quarter, principally from higher volumes.

Consolidated operating revenues for the six months ended June 30, 2005 increased $50.8 million or 5.9% over the comparable prior year period.

Income from operations

The following table summarizes the Company's income from operations by segment (in millions):

                                Quarter ended             Six months ended
                                  June 30,                     June 30,
                            --------------------       ----------------------
                               2005       2004           2005         2004
                            --------    --------       --------      --------
  INCOME FROM OPERATIONS
  Financial Services        $   24.0    $   64.8       $   77.6      $  22.8
  Output Solutions               6.5         4.0           18.4         13.2
  Customer Management           10.0         7.0           17.6         17.9
  Investments and Other          7.6         3.7           11.3          7.5
                            --------    --------       --------      --------
                            $   48.1    $   79.5       $  124.9      $ 161.4
                            ========    ========       ========      ========

Consolidated income from operations for the quarter decreased $31.4 million or 39.5% over the prior year quarter. The current quarter includes a $34.0 million impairment charge on Fairway capitalized software as a result of the sale of EquiServe, $7.3 million of costs directly related to the HSI Exchange, the sale of EquiServe and the sale of the Customer Management business and $6.7 million of compensation expense across all segments related to the November 2004 restricted stock grant. Financial Services segment operating income decreased primarily from the Fairway impairment charge, HSI Exchange and EquiServe transaction costs, $4.8 million of restricted stock compensation expense and a decline in international revenues. Output Solutions segment operating income increased primarily from higher revenues, partially offset by $1.3 million of restricted stock compensation expense. Customer Management segment operating income increased from higher revenues, partially offset by $2.0 million of costs directly related to the sale of the Customer Management business and $600,000 of restricted stock compensation expense. For the six months ended June 30, 2005, income from operations decreased $36.5 million or 22.6% over the comparable prior year period, primarily from the Fairway impairment charge, HSI Exchange, EquiServe and Customer Management transaction costs and restricted stock compensation expense, partially offset by higher earnings in Output Solutions.

Segment Results

Financial Services Segment

Financial Services segment operating revenues (excluding OOP reimbursements) for the second quarter 2005 were $312.9 million, an increase of $32.9 million or 11.8% over the second quarter 2004.

U.S. Financial Services segment operating revenues in the second quarter 2005 increased $34.4 million or 14.0% over the prior year quarter. The increase in U.S. revenues resulted from $16.7 million of HSI revenues, higher consumer risk transfer program servicing revenues and higher U.S. mutual fund servicing revenues, partially offset by a decrease in EquiServe revenues as EquiServe was included only to June 17, 2005, the date of sale. EquiServe operating revenues in the quarter were $47.1 million.

U.S. mutual fund open shareowner accounts processed totaled 100.2 million at June 30, 2005, a net increase of 6.2 million or 6.6% since March 31, 2005 and an increase of 8.0 million or 8.7% from the 92.2 million serviced at December 31, 2004. During the quarter, approximately 5.2 million shareowner accounts converted from new clients. Tax-advantaged retirement and educational savings accounts serviced (which include 529 and Coverdell savings plan accounts) totaled 38.1 million at June 30, 2005, an increase of 700,000 or 1.9% for the quarter and an increase of 1.8 million or 5.0% from the 36.3 million serviced at December 31, 2004. The increase in tax-advantaged accounts serviced during the quarter resulted primarily from increased IRAs and Section 529 Savings plan accounts, of which 200,000 related to client conversions.

During the quarter, DST received no new client commitments. The Company currently has a commitment from one mutual fund complex with a total of 400,000 shareowner accounts and one insurance client with 200,000 401(k) participants. These new clients will be converted throughout the remainder of 2005. DST is actively pursuing an additional 16 potential new clients with a combined total of approximately 20-22 million accounts.

International Financial Services segment operating revenues totaled $33.6 million for the second quarter 2005, a decrease of $1.5 million or 4.3% from the prior year quarter, primarily from lower professional service and software license revenues. These declines were partially offset by higher maintenance revenues.

Financial Services segment income from operations for the second quarter 2005 decreased $40.8 million or 63.0% from the prior year quarter to $24.0 million, primarily from the $34.0 million Fairway impairment charge, $5.3 million of HSI and EquiServe transaction costs and $4.8 million of restricted stock compensation expense. Costs and expenses (including OOP costs) increased 25.0% compared to the prior year quarter, primarily from higher OOP expenses associated with higher OOP revenues, the inclusion of HSI, increased lock\line costs to support revenue growth, HSI and EquiServe transaction costs and additional restricted stock compensation expense. Depreciation and amortization costs increased $33.3 million or 124.3% compared to the prior year quarter, primarily attributable to the $34.0 million Fairway impairment charge and $1.8 million of amortization of intangibles associated with the HSI Exchange, partially offset by lower capital expenditures. Operating margin for the quarter decreased from 23.1% in the prior year quarter to 7.7% principally from the reasons mentioned above. Excluding the effect of the Fairway impairment charge and transaction costs incurred, Financial Services operating income would have been $63.3 million and operating margin would have been 20.2%.

Financial Services segment operating revenues for the six months ended June 30, 2005 were $592.6 million, an increase of $41.0 million or 7.4% over the prior year six month period, principally from the inclusion of HSI, higher consumer risk transfer program servicing revenues and higher U.S. mutual fund servicing revenues, partially offset by a decrease in international license and professional service revenues. EquiServe revenues for the year to date period ended June 17, 2005 were $99.9 million. Financial Services segment income from operations for the six months ended June 30, 2005 decreased $45.2 million or 36.8% over the prior year period to $77.6 million. Costs and expenses (including OOP costs) increased 16.8% in the six months ended June 30, 2005, from higher lock\line related costs, the inclusion of HSI, additional restricted stock compensation expense of $9.2 million and the transaction costs previously mentioned. Depreciation and amortization increased 61.8% in the six months ended June 30, 2005, primarily attributable to the Fairway impairment charge and HSI intangibles amortization, partially offset by lower capital expenditures. Operating margin for the quarter decreased from 22.3% in the prior year period to 13.1% principally from the reasons mentioned above. Excluding the effect of the Fairway impairment charge and transaction costs incurred, Financial Services operating income would have been $116.9 million and operating margin would have been 19.7%.

Output Solutions Segment

Output Solutions segment operating revenues for the quarter ended June 30, 2005 were $119.2 million, an increase of $8.6 million or 7.8% from second quarter 2004, principally from higher telecommunications, video service and mutual fund industry revenues. Items mailed increased 7.6% to 425 million compared to second quarter 2004.

Output Solutions segment income from operations for the second quarter increased $2.5 million over the prior year quarter to $6.5 million, primarily from higher revenues. Costs and expenses (including OOP costs) increased $19.8 million or 8.3% from the second quarter 2004, reflecting higher personnel costs, including additional restricted stock compensation expense of $1.3 million, and higher OOP costs of approximately $13.3 million associated with higher volumes. Depreciation and amortization decreased $400,000 compared to the prior year quarter, primarily from lower capital expenditures.

Output Solutions segment operating revenues for the six months ended June 30, 2005 were $247.6 million, an increase of $16.1 million or 7.0% from the prior year period, principally from higher telecommunications, banking, video service and mutual fund revenues, partially offset by lower brokerage industry revenues. Segment income from operations for the six months ended June 30, 2005 increased $5.2 million or 39.4% from the prior year period to $18.4 million, primarily from higher revenues, partially offset by additional restricted stock compensation expense of $2.5 million. 2004 results include $600,000 of costs associated with facility and other consolidations.

Customer Management Segment

Customer Management segment operating revenues for the quarter ended June 30, 2005 were $50.3 million, an increase of $3.7 million or 7.9% over the 2004 quarter. Processing and software service revenues for the quarter increased $1.8 million or 4.3% and equipment sales increased $1.9 million compared to second quarter 2004. Total cable and satellite subscribers serviced were 36.7 million at June 30, 2005, an increase of 1.4% since March 31, 2005 and a decrease of 1.9% compared to year end 2004 levels.

Customer Management segment income from operations for the second quarter 2005 increased $3.0 million over the prior year quarter to $10.0 million, principally from higher processing revenues. Costs and expenses were essentially unchanged compared to the second quarter 2004, but included $2.0 million of transaction costs directly related to the announced transaction with Amdocs and $600,000 related to additional restricted stock compensation expense. Depreciation and amortization increased $400,000 compared to the prior year quarter, primarily from higher capitalized software amortization related to Collabrent(TM).

Customer Management segment operating revenues for the six months ended June 30, 2005 were $96.6 million, essentially unchanged from the prior year period. Customer Management segment income from operations for the six months ended June 30, 2005 decreased $300,000 from the prior year period. The Customer Management business was sold on July 1, 2005.

Investments and Other Segment

Investments and Other segment operating revenues, primarily rental income for facilities leased to the Company's operating segments, were $17.6 million for the quarter ended June 30, 2005, an increase of $1.3 million from the prior year quarter, primarily from increased real estate leasing activity. Investments and Other segment income from operations for the quarter ended June 30, 2005 increased $3.9 million over the prior year quarter, primarily from a gain of $3.1 million on the sale of certain fixed assets related to the sale of EquiServe, partially offset by $100,000 of restricted stock compensation expense.

Equity in earnings of unconsolidated affiliates

The following table summarizes the Company's equity in earnings (losses) of unconsolidated affiliates (in millions):

                                Quarter ended             Six months ended
                                  June 30,                     June 30,
                            --------------------       ----------------------
                               2005       2004           2005         2004
                            --------    --------       --------      --------

  BFDS                      $  15.6     $  4.9         $ 19.6        $   8.1
  IFDS                          3.6        1.6            7.8            3.5
  Other                         0.8       (0.9)           0.5           (0.9)
                            --------    --------       --------      --------
                            $  20.0     $  5.6         $ 27.9        $  10.7
                            ========    ========       ========      ========

BFDS earnings increased primarily from the recognition by DST of an $11.2 million deferred gain as a result of the EquiServe sale. IFDS earnings increased primarily due to higher levels of accounts serviced as compared to the prior year quarter. Accounts serviced by IFDS U.K. were 5.4 million at June 30, 2005, an increase of 100,000 or 1.9% over both March 31, 2005 and December 31, 2004 levels. Accounts serviced by IFDS Canada were 6.2 million at June 30, 2005, unchanged from March 31, 2005 and December 31, 2004.

Other income, net

Other income was $82.3 million for the second quarter 2005, compared to $8.4 million for the second quarter 2004. Second quarter 2005 results include a $76.3 million gain on the exchange of CSC shares as part of the HSI exchange. Second quarter 2005 results also include $6.5 million related to interest and dividend income. Interest income increased in the second quarter 2005 due to the investment of cash received in conjunction with the HSI Exchange. Second quarter 2004 results include primarily $4.1 million of income related to interest and dividend income and $3.7 million in net gains on securities.

Other income was $90.0 million for the six months ended June 30, 2005, compared to $14.9 million for the prior year period. Year to date 2005 results include $11.9 million primarily related to interest and dividend income and the gain from the exchange of CSC shares. Year to date 2004 results include $7.8 million primarily related to interest and dividend income and $5.7 million primarily related to net gains on securities.

Gain on sale of business

The Gain on sale of business for the three and six months ended June 30, 2005 represents a $154.4 million gain recognized upon the completion of the sale of EquiServe to CPU on June 17, 2005.

Interest expense

Interest expense was $18.2 million for the quarter ended June 30, 2005, compared to $13.2 million in the prior year quarter, principally from higher average borrowings on the syndicated line of credit, interest expense associated with the forward stock purchase agreement described below, higher average interest rates and the recognition of $1.2 million of unamortized debt issuance costs as a result of the replacement of the Company's syndicated debt facility. Interest expense was $34.8 million for the six months ended June 30, 2005, compared to $26.7 million in the prior year period.

On June 28, 2005, the Company entered into a $600 million syndicated line of credit facility to replace its existing syndicated line of credit facility. The $600 million facility provides for a five-year revolving, unsecured credit facility. Interest rates are based on LIBOR plus an applicable margin with facility fees applied. Approximately $300 million was initially drawn against this facility to pay off the drawn balance on the previous facility.

Income taxes

DST's effective tax rate was 40.6% for the quarter and 39.4% for the six months ended June 30, 2005. For the quarter and six months ended June 30, 2004, the effective tax rate was 35.5%. The effective tax rates for 2005 are higher principally due to higher effective tax rates relating to the HSI Exchange and the EquiServe sale. The 2005 and 2004 income tax rates were also affected by tax aspects of certain international operations and state tax income apportionment rules. In addition, the 2005 income tax rate was higher than the 2004 rate as a result of additional tax related interest accruals, net of tax, with respect to the HSI Exchange in 2005 and certain real estate related tax credits realized in 2004. Excluding the effects of the Customer Management business sale on July 1, 2005, the Company expects its recurring effective tax rate for the remainder of 2005 to be 36.5%.

Stock Repurchase Program

During the quarter, the Company settled the outstanding forward stock purchase agreement, which represented 2,085,100 shares and were the only shares purchased by the Company through June 30, 2005. The cost to settle this agreement was $107.6 million.

As of June 30, 2005, the Company has purchased 7,785,600 shares under the current 11.5 million share repurchase authorization. At June 30, 2005, shares outstanding were 78.8 million.

HSI Exchange

On April 29, 2005, the Company completed the exchange of its investment of 7.1 million shares of CSC common stock for CSC's Health Plan Solutions business (now called DST Health Solutions, Inc. or "HSI"). The exchange value of the CSC shares at closing was $45.53 per share and HSI held $224.6 million of cash at the time of the exchange. The Company recorded a pretax gain of approximately $76.3 million from the exchange of the CSC shares during the quarter ended June 30, 2005. The Company has determined that the HSI financial results should be presented in the Financial Services business segment. The Company has performed a preliminary allocation of purchase price value in excess of the net assets of the HSI business received. At June 30, 2005, the Company's purchase accounting has not been finalized and, as a result, purchase accounting adjustments may be made in future periods. The preliminary purchase price allocation resulted in $40.6 million of identifiable intangible assets and $52.6 million of goodwill. The Company has not yet finalized its accounting for deferred taxes related to the acquired assets, but the recording of these deferred taxes will likely result in goodwill being adjusted. For the two months ended June 30, 2005, amortization of identifiable intangible assets (customer relationships, proprietary software, order backlog, etc.) resulted in $1.8 million of amortization expense. Amortization expense for the remainder of 2005 and the years ending December 31, 2006, 2007, 2008 and 2009 is estimated to be $5.4 million, $8.0 million, $6.5 million, $6.5 million and $3.2 million, respectively.

The transaction has been structured to meet the requirements for treatment as a tax-free reorganization in accordance with Section 355 of the Internal Revenue Code. The Company has received two separate tax opinions at the "more likely than not" level of assurance that the transaction will comply with the provisions of Section 355. The tax opinions are not binding on the IRS. It is possible that the IRS could take a position contrary to the Company's. If the IRS were to take such a contrary position and ultimately prevail, then the Company could be required to recognize a gain on the exchange as if the Company sold the CSC shares at fair market value. The Company estimates, that under those circumstances, it would recognize a tax gain of approximately $283 million and would incur federal and state tax liabilities of approximately $111 million. Given the size and unique nature of the transaction, and the fact that the tax opinions of the Company's tax advisors have not reached the "should" level of assurance, the Company, for financial accounting purposes, has provided a tax reserve for the potential tax. The Company provided an additional $32 million of tax provision at the time of the exchange transaction, which, when added to previously recorded amounts results in a $111 million accrual for the full amount of the potential tax. The Company will accrue interest, through the Company's tax provision, related to the potential tax, until such tax treatment is finally determined.

Sale of EquiServe

On June 17, 2005, the Company completed the sale of its wholly-owned subsidiary, EquiServe, Inc. ("EquiServe") to Computershare Ltd. ("CPU") in accordance with the terms of an agreement dated October 20, 2004. Under the terms of the agreement, DST sold all of the shares of EquiServe for $216.0 million in cash and 29.6 million shares of CPU common stock which shares had a value, based on the closing price of CPU stock on the closing date of the transaction, of approximately $145.8 million. Under the terms of the agreement, the Company will continue to provide EquiServe various services including data processing support, AWD products and services, Output Solutions services, E-Proxy services and lost instrument surety bond coverage, for which elements a portion of the purchase price has been deferred. The Company recognized a one-time gain of $70.0 million after taxes, deferrals and other expenses, including the Fairway impairment charge, during the quarter ended June 30, 2005. The Company recorded operating revenues related to EquiServe of $47.1 million and $99.9 million for the three and six months ended June 30, 2005, respectively. EquiServe recorded operating revenues of $234 million for the year ended December 31, 2004.

Sale of Customer Management Business

On July 1, 2005, the Company completed the sale of the capital stock of its wholly-owned subsidiaries DST Interactive, Inc. and DST Innovis, Inc. (collectively "Innovis Entities") to Amdocs Limited for $237.8 million in cash. The Innovis Entities comprised the Company's Video Broadband/Cable/Satellite TV Customer Care and Billing business. The business, which essentially represents the Company's customer management segment, had approximately 700 employees and recorded operating revenues of $183 million for the year ended December 31, 2004. The Company recorded operating revenues related to the Innovis Entities of $49.2 million and $93.9 million for the three and six months ended June 30, 2005, respectively.

As part of the transaction, DST through its subsidiary DST Output will continue to provide electronic and print/mail services to customers of the Innovis Entities under a long term contract with Amdocs. DST Output will be a preferred vendor of such services for customers of Amdocs in the United States. Included in the Output Solutions segment are revenues of approximately $24 million and $50 million for the three and six months ended June 30, 2005, respectively, representing intersegment revenue for output services to the Innovis Entities. Under a separate agreement with Amdocs, DST will also continue to provide support of its AWD software for customers of the Innovis Entities who currently utilize AWD. Elements of the purchase price may be deferred related to these ongoing agreements to provide services to Amdocs.

After taxes, deferrals, and other expenses, the Company expects to recognize a net after-tax gain of approximately $100 million in the third quarter of 2005. The Company will receive after tax proceeds of approximately $150 million in connection with the sale. In conjunction with the closing of this transaction, certain compensation charges will be incurred, including the vesting of restricted stock granted to employees of Innovis Entities. This is expected to result in approximately $8.5 million of compensation charges during the three months ended September 30, 2005.

Accounting Standards

There is a proposed accounting standard that would impact the way the Company treats the incremental shares to be issued from the assumed conversion of the $840 million of convertible debentures issued in August 2003 in calculating diluted earnings per share. The proposed standard involves an amendment to SFAS 128 Earnings per Share. The proposed amendment, which is designed for convergence with international accounting standards, would require the use of the "if-converted" method from the date of issuance of the convertible debentures. The proposed amendment would remove the ability of a company to support the presumption that the convertible securities will be satisfied in cash and not converted into shares of common stock. Accordingly, the Company's stated intention to settle the conversions with cash for the principal and accrued and unpaid interest and issue common stock for any conversion value amount over the principal and accrued and unpaid interest amounts would no longer be accepted under SFAS 128. The proposed amendment to SFAS 128 is expected to be issued in the third quarter 2005, with the final statement expected to be issued in the first quarter of 2006, and would require retroactive restatement of a company's diluted earnings per share calculations subsequent to the issuance of the convertible debentures. Under the proposed amended SFAS 128 "if converted" method, in calculating diluted earnings per share the Company would need to increase net income for the interest expense associated with the convertible debentures, net of tax, and increase the incremental shares assumed to be issued upon conversion to 17.1 million shares, the amount of shares that would be issued if all $840 million of convertible debentures would be converted to equity. Under this method, diluted earnings per share would have been $1.80 and $0.56 for the three months ended June 30, 2005 and 2004, respectively, and $2.36 and $1.11 for the six months ended June 30, 2005 and 2004, respectively.

The proposed change in accounting principles would affect the calculation of diluted earnings per share during the period the debentures are outstanding, but does not affect DST's ability to ultimately settle the convertible debentures in cash, shares or any combination thereof.

                                    * * * * *

The information and comments above may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST's views as of today, and actual actions or results could differ. There could be a number of factors affecting future actions or results, including those set forth in DST's latest periodic financial report (Form 10-K or 10-Q) filed with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking comment. The Company will not update any forward-looking statements in this press release to reflect future events.

                                DST SYSTEMS, INC.
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     (In millions, except per share amounts)
                                   (Unaudited)

                                    For the Three Months    For the Six Months
                                        ended June 30,         ended  June 30,
                                      2005        2004        2005       2004
                                    --------    --------    --------   --------


  Operating revenues                $ 469.2     $ 425.5     $  906.3   $  855.5
  Out-of-pocket reimbursements        201.1       167.8        392.3      347.3
                                    --------    --------    --------   --------
    Total revenues                    670.3       593.3      1,298.6    1,202.8

  Costs and expenses                  549.8       475.1      1,065.5      966.3
  Depreciation and amortization        72.4        38.7        108.2       75.1
                                    --------    --------    --------   --------
  Income from operations               48.1        79.5        124.9      161.4

  Interest expense                    (18.2)      (13.2)       (34.8)    (26.7)
  Other income, net                    82.3         8.4         90.0       14.9
  Gain on sale of business            154.4                    154.4
  Equity in earnings of
       unconsolidated affiliates       20.0         5.6         27.9       10.7
                                    --------    --------    --------   --------

  Income before income taxes          286.6        80.3        362.4      160.3
  Income taxes                        116.3        28.5        142.9       56.9
                                    --------    --------    --------   --------
  Net income                        $ 170.3     $  51.8     $  219.5   $  103.4
                                    ========    ========    ========   ========


  Average common shares outstanding    78.6         84.3        78.5       84.2
  Diluted shares outstanding           80.9         86.8        80.9       86.6

  Basic earnings per share          $  2.17     $   0.61    $   2.79   $   1.23
  Diluted earnings per share        $  2.11     $   0.60    $   2.71   $   1.19

                                DST SYSTEMS, INC.
                      OTHER SELECTED FINANCIAL INFORMATION
                                  (In millions)
                                   (Unaudited)

                                            June 30,          December 31,
  Selected Balance Sheet Information          2005                2004
                                      -----------------------------------------

  Cash                                     $     425        $       107
  Total debt                                   1,275              1,483


                                                 For the Six Months
                                                   Ended June 30,
  Selected Cash Flow Information              2005                 2004
                                      --------------------- -------------------

  Capital expenditures
    Operating segments                     $        64          $        68
    Investments and Other segment                    9                   34

DST Systems, Inc.
333 West 11th Street
Kansas City, MO
64105-1594

Contact:
Thomas A. McDonnell (816) 435-8684
President and Chief Executive Officer
Kenneth V. Hager (816) 435-8603
Vice President and Chief Financial Officer